Exhibit 99.1

Liquidity Services, Inc. Acquires National Electronics Service Association (NESA)

Acquisition enhances reverse logistics services in U.S. and Canada for large retailers, manufacturers and telecom firms

WASHINGTON, November 1, 2012 — Liquidity Services, Inc. (NASDAQ: LQDT), today announced it has acquired National Electronics Service Association (NESA) in an all-cash transaction. A Canadian provider of returns management, refurbishment and reverse logistics services for high-value consumer products, NESA provides expertise and focused services to Fortune 1000 companies in the management of Consumer Electronics, Telecommunications and Information Technology products.

The acquisition of NESA enhances Liquidity Services’ ability to deliver large retailers and OEMs across Canada and the U.S. a full-service, reverse logistics solution for consumer electronics and technology products, including returns management, repair services and multi-channel inventory disposition.

Headquartered in Toronto, Ontario, NESA establishes Liquidity Services’ first client service and distribution center in Canada and enables the company to cross-sell services with existing and prospective clients in both the U.S. and Canada.  NESA’s current service offering is supported by NESALive, a cloud based application that supports returns management, repair and refurbishment services in hundreds of product categories, including satellite TV boxes, laptops, game consoles, tablets, and e-books.

“With the proliferation of technology causing complexity and shorter life cycles across thousands of products, our comprehensive reverse logistics solution, encompassing returns management, refurbishment and multi-channel disposition and re-sale services, enables us to reduce costs and increase recovery value for retailers and OEMs,” said Bill Angrick, Chairman and CEO of Liquidity Services.  “We are delighted to add NESA’s experienced team and capabilities to our business and look forward to providing NESA’s client base the opportunity to utilize our existing multi-channel asset recovery services for surplus and refurbished consumer electronics and technology products.  The Liquidity Services’ solution leverages over 2.2 million global buyers as well as our experience completing the sale of over $3.0 billion in Gross Merchandise Volume.”

“We are excited to join Liquidity Services and combine our respective services to create a comprehensive reverse logistics solution for electronic and technology products,” said Dominic Renda, President and Founder of NESA.  “Liquidity Services brings us a leading market position, expertise and resources to help NESA reach the next level, representing an even brighter future for our growth, innovation and value for our clients and employees.”

Liquidity Services expects the deal to add approximately US$20 to US$25 million of annual Revenue and, excluding one-time deal expenses, to be $0.02 to $0.03 cents accretive to its fiscal year 2013 earnings results.

Terms of the deal include an upfront payment of approximately CA$18 million in cash plus additional cash payments based on NESA’s future revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) performance 24 to 36 months after closing.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $3.0 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The company is based in Washington, D.C. and has nearly 1,200 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

About National Electronics Service Association

NESA’s mission is to provide repair and warranty services for electronic products, as well as refurbishment and re-manufacturing for a full range of consumer and business electronic products.  Founded in 1986 in Toronto, NESA provides comprehensive reverse and forward logistics solutions, procurement, repair, refurbishment and remanufacturing services to leading electronics manufacturers, distributors and service providers in Canada through a distributed national service network.   Located in Toronto, Ontario, NESA and its team of nearly 130 employees are proud of their 26-year history of service excellence serving corporate and consumer clients across Canada.  Additional information can be found at: www.nesacanada.com.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the potential benefits, impact on fiscal 2013 operating results. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by these forward-looking statements. You can identify forward-looking statements by terminology such as “expects,” or the negative of these terms or other comparable terminology. We cannot guarantee future results, levels of activity, performance or achievements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, including, but not limited to, those set forth in Part I, Item IA (Risk Factors). There may be other factors of which we are currently unaware that may cause our actual results to differ materially from the forward-looking statements. All forward-looking statements apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement occurring after the date of this document.

Contact

Liquidity Services, Inc.

Julie Davis, 202.558.6234

julie.davis@liquidityservicesinc.com